Exhibit 10.1

AMENDED AND RESTATED SCHEDULE TO LOAN AND SECURITY AGREEMENT

DATED: May 17, 2012

This Amended and Restated Schedule is part of the Agreement between:

CRESTMARK COMMERCIAL CAPITAL LENDING LLC (“CRESTMARK”)

726 HIGHLANDIA DRIVE

BATON ROUGE, LA 70810

ATTN: PATRICK HANEY, GROUP PRESIDENT

FACSIMILE #: (225) 906-1010

AND

DATARAM CORPORATION (“BORROWER”)

777 ALEXANDER ROAD, SUITE 100

PRINCETON, NJ 08540

ATTN: JOHN FREEMAN, CEO/PRESIDENT

FACSIMILE #: (609) 936-1689

This Amended and Restated Schedule amends and restates in its entirety that certain Schedule to Loan and Security Agreement, dated July 27, 2010, Amendment No. 1 to Loan and Security Agreement, dated April 18, 2011, and Amendment No. 2 to Loan and Security Agreement, dated February 9, 2012.

The following paragraph numbers correspond to paragraph numbers contained in the Agreement.

2.      LOAN; LOAN ADVANCES.

Advance Formula: Advances of the Loan may be measured against a percentage of Eligible Accounts and Eligible Inventory.

The Loan Amount may not exceed an amount which is the lesser of:

(a)      Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (“Maximum Amount”); or

(b)      the sum of:

(i)      ninety percent (90%) of Eligible Accounts PLUS

(ii)      the lesser of:

(1)      Five Hundred Thousand and no/100 Dollars ($500,000.00); or

(2)      Twenty-five percent (25%) of Eligible Inventory.

(subparagraphs (i) – (ii) are collectively the “Advance Formula”).

Notwithstanding the foregoing, Inventory Advances will not exceed fifty percent (50%) of Eligible Accounts at any time.

Crestmark in its sole discretion may raise or lower any percentage advance rate with respect to the Advance Formula.

Eligible Accounts are accounts that arise in the ordinary course of business, are represented by an invoice, are presently due, are free from any dispute, are not from any parent, subsidiary or affiliate of Borrower, and are acceptable to Crestmark in its sole discretion. Excluded from Eligible Accounts are accounts that: (i) are more than 90 days from invoice date; (ii) with the exception of account debtors from Canada, are from a foreign account debtor; (iii) are from an account debtor on a bill and hold, guaranteed sale, C.O.D. sale, return sale of any kind, sale on approval, consignment or other conditional sale; (iv) are for tooling; (v) are contra accounts or are from an account debtor who is owed money by Borrower; or (vi) are in excess of twenty percent (20%) cross aging by dollar amount. Notwithstanding the aforementioned (ii), foreign account debtors (not to include Canada) will be considered eligible in Crestmark’s sole discretion but will be at all times limited to twenty percent (20%) of total domestic Eligible Accounts (to include Canada).

Eligible Inventory means and includes that Inventory (other than packaging materials, chemicals, additives, promotional items, labels and supplies) which Crestmark, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a)	it is finished goods or raw materials that is not specific to end users;
(b)	at all times it strictly complies with all of Borrower's promises, warranties and representations to Crestmark;
(c)	it is in good, new and salable condition;
(d)	it is not slow moving, obsolete or unmerchantable, in Crestmark’s sole and absolute discretion;
(e)	it meets all standards imposed by any governmental agency or authority or any insurer;
(f)	it is at all times subject to Crestmark’s duly perfected, first priority security interest and there exists no other lien or encumbrance other than as permitted hereunder; and
(g)	it is in Borrower’s possession and control situated at the Montgomery, PA location only.

Eligible Inventory shall not include Inventory that:

(a)	is in the hands of any third party, including a warehouseman, finisher, consignee, etc, unless Crestmark shall have received a warehouseman’s waiver or a third party processor’s waiver from such warehouseman, finisher, consignee, etc.;
(b)	is subject to any license or other agreement that limits, conditions, or restricts Borrower’s or Crestmark’s right to sell or otherwise dispose of such Inventory;
(c)	is related to the XcelaSAN product;
(d)	is not of a type that Crestmark, in its commercially reasonable discretion, has determined is not Eligible Inventory; or
(e)	is not in Borrower’s possession based upon consignment, guaranteed sale, or other terms by reason of which the payment by Borrower may be conditional.
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In order for Advances to be made against Inventory, Crestmark must be named as Lender Loss Payee on all insurance policies covering Inventory.

Crestmark will determine in its sole discretion whether any Collateral is eligible for an Advance, but no Collateral will be considered eligible unless the requirements set forth above are met. Regardless of whether any Collateral is eligible, it is still part of the Collateral securing the Obligations.

Prior to any request for an Advance Borrower must furnish to Crestmark invoices, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Crestmark requests, in its sole discretion, with respect to the Accounts that Borrower is tendering to Crestmark to support the Advance (“Account Documents”). Crestmark will endeavor to provide the requested Advance by the end of the next business day following the date it receives the request as long as the complete package of information for the request has been received by Crestmark by 3:00 p.m. Central Time on the date of the request for the Advance. All requests for funding will be subject to Crestmark’s then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance and once applied to a specific invoice, Crestmark will credit the Loan Account with the net amount actually received. On the date a collection is applied to a specific invoice Borrower will receive immediate credit on such funds in determining availability for Advances. For clarification purposes only, Clearance Days have been waived.

When Crestmark receives a payment from an Account Debtor, it will attempt to apply it against the appropriate Account Debtor and invoice according to the Account Debtor’s remittance advice. If it is not clear which Account Debtor or invoice the payment is to be applied against, Crestmark may contact Borrower or the payor for assistance.

4.      FEES AND EXPENSES. The following fees will be paid by Borrower:

These Fees are in addition to the Fees set forth in the Note or elsewhere in the Agreement.

Misdirected Payment Fee: Borrower will pay Crestmark a misdirected payment fee in an amount equal to fifteen percent (15%) of the amount of any payment where said payment has been received by Borrower and not delivered in kind or the proceeds paid by Borrower to Crestmark within two (2) business days for any payment from a domestic account debtor (including those in Canada) or within five (5) business days for any payment from a foreign account debtor (outside the United States and Canada).

Monthly Maintenance Fee: Waived.

Monthly Minimum Fee: The collected interest payments on the Loan in any month will be a minimum amount of Eight Thousand and no/100 Dollars ($8,000.00) per month until this Agreement is terminated and Crestmark is repaid the Obligations in full.

Exit Fee: Borrower may elect to prepay the Obligations and/or terminate the Agreement but only upon the payment of all Obligations including the following exit fee (“Exit Fee”), as liquidated damages and not as a penalty: One and one-half percent (1.5%) of the Maximum Amount stated herein, if termination is requested more than thirty (30) days prior to the first anniversary date of this Note. Borrower shall not be responsible for the Exit Fee if it provides Crestmark with sixty (60) days written notice of its intent to terminate if Borrower in good faith believes that Crestmark has not made advances to Borrower when it is not in Default of its obligation under the Agreement or has not deemed acceptable a material amount of accounts that are not otherwise excluded from Eligible Accounts pursuant to paragraph 2 of the Schedule to the Agreement. After the first anniversary date hereof, the Exit Fee will be waived so long as (i.) Borrower provides Crestmark with thirty (30) days prior written notice of Borrower’s intent to terminate the Agreement or (ii.) if Borrower is able to obtain a line of credit with a competitive bid from another lender and Crestmark is given thirty (30) days from its receipt of the actual competitive bid to match its terms and conditions and Crestmark is not able to match the competitive bid. If after November 8, 2012, Borrower’s common stock is purchased, transferred or otherwise conveyed resulting in a single holder owning or beneficially owning more than fifty (50%) percent of the outstanding stock of Borrower, Crestmark will waive the Exit Fee so long as Borrower has given Crestmark thirty (30) days prior written notice.

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5.      LOCKBOX.

The Lockbox Account means:

Crestmark Capital

P.O. Box 41047

Baton Rouge, LA 70835

As long as this Lockbox Bank is used there will be no additional itemized lockbox charges to Borrower.

10.      Representations.

(A)      Borrower’s state of organization is New Jersey and its state organizational identification number is 3407220000.

(D)      Ring Technology v. Add-On Computer Peripherals, LLC, Case No. 10-104(E.D. Texas).

(F)      List Security Interests in the Collateral held by creditors other than Crestmark as Permitted Encumbrances:

TYPICAL
		APPROXIMATE	MONTHLY
VENDOR	PRODUCT	VALUE 7/27/2010	VALUE RANGE
Sheerr
Memory,			$3,000,000-
LLC	Finished Memory Modules, DRAMS	$3,000,000	$4,500,000
Printed Circuit Boards,
Misc. electronic components (eg. Capacitors, resistors)

(j)      List Borrower’s Tradenames:

•	Dataram
•	Micro Memory Bank
•	Sterling Memory
•	18004memory.com
•	memorystore.com

11.	BORROWER’S Promises:

E.      FINANCIAL COVENANTS: Borrower will maintain the following Financial Covenants, which will be tested on a quarterly basis:

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A minimum Tangible Net Worth of at least Two Million and no/100 Dollars ($2,000,000.00). “Tangible Net Worth" means, as of the date of determination, total assets less total liabilities less the sum of (i) the aggregate amount of non-trade Accounts Receivable, including Accounts Receivable from affiliated or related Persons but excluding any value added tax receivable; (ii) prepaid expenses; (iii) deposits; (iv) net leasehold improvements; (v) goodwill; and (vi) any other asset which would be treated as an intangible asset under GAAP, plus Subordinated Debt. “Subordinated Debt” means any and all indebtedness presently or in the future incurred by Borrower to any creditor of Borrower entering into a written subordination agreement with Crestmark.

All of the financial covenants in this Agreement shall be determined in accordance with GAAP, unless otherwise provided.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

13.      FINANCIAL REPORTS.

Management Prepared Financial Statements: Borrower will deliver to Crestmark management prepared financial statements, balance sheets, and profit and loss statements for the quarter then ended, certified to by the president or chief financial officer of Borrower. Such reports will set forth the financial affairs and true condition of Borrower for such time period and will be delivered to Crestmark no later than forty five (45) days after the end of fiscal quarter.

Annual Financial Statements: Each year Borrower will deliver to Crestmark annual financial statements, cash flow statements, balance sheets, and profit and loss statements audited by a certified public accountant acceptable to Crestmark, all without exceptions. Such reports will set forth in detail Borrower's true condition as of the end of Borrower's fiscal year no later than ninety (90) days after the end of Borrower's fiscal years.

All financial statements are and will be prepared in accordance with GAAP applied on a consistent basis.

Accounts Receivable, Accounts Payable Aging and Inventory Reports: Borrower will furnish to Crestmark the following certified to by the president or chief financial officer of Borrower within the time periods set forth:

(a)	Accounts Receivable Reports: Monthly detailed Accounts Receivable Aging Reports no later than fifteen (15) days after the end of each month;

(b)	Accounts Payable Reports: Monthly detailed Accounts Payable Aging Reports due no later than Monday following the end of each week; and

(c)	Inventory Reports: Weekly stock status reports, weekly borrowing base certificates and Quarterly FIFO Valuation Reports.

Tax Returns: Borrower will provide Crestmark with current annual tax returns prior to August 15 of each year or if an extension is filed, at the earlier of (a) filing, or (b) the extension deadline.

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Field Examinations: Borrower will reimburse Crestmark for the costs to perform up to three (3) field examinations per year (frequency of field examinations to be determined in Crestmark’s sole discretion and may be based upon funds employed) of Borrower's books and records, assets and liabilities, to be performed by Crestmark's inspector, whether a Crestmark officer or an independent party with all expenses (whether for a Crestmark employee or otherwise, together with all out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals) paid by Borrower. Upon Default, the number of field examinations to be reimbursed by Borrower may be increased in Crestmark's sole discretion. Field examinations are performed for Crestmark’s internal use and Crestmark has no obligation to provide Borrower with the results of the examination or copies of any reports or work papers in whole or in part.

Tax Deposit Evidence: Upon Crestmark’s request, submit payroll summaries and evidence of tax payments together with copies of bank statements from which the funds are impounded.

Customer Lists: Upon Crestmark’s request, Borrower will deliver to Crestmark detailed customer lists showing the customer's name, address, phone number and any other information Crestmark reasonably requests.

Projections: Upon Crestmark’s request, Borrower shall deliver to Crestmark, financial projections including balance sheet, income statements, and statement of cash flows together with assumptions for the following year, broken down monthly.

Other Information: Upon Crestmark’s request, Borrower will also deliver to Crestmark such other financial statements, financial reports, documentation, tax returns and other information as Crestmark requests from time to time.

18.      NOTICES.     Addresses for Notices are as set forth at the beginning of this Schedule.

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CRESTMARK:		BORROWER:

CRESTMARK COMMERCIAL		DATARAM CORPORATION
CAPITAL LENDING LLC

By:	/s/ Patrick M. Haney	By:	/s/ John H. Freeman
	Patrick M. Haney, Group President		John H. Freeman, President and CEO